Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

DEAN FOODS COMPANY

Pursuant to Section 242

of the General Corporation Law of the State of Delaware

Dean Foods Company (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1. Section A of Article IV of the Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as set forth below:

“A. The total number of shares of capital stock that the Corporation shall have the authority to issue is 251,000,000, consisting of (a) 1,000,000 shares of Preferred Stock, $.01 par value per share, and (b) 250,000,000 shares of Common Stock, $.01 par value per share.”

2. This Certificate of Amendment to the Restated Certificate of Incorporation, as amended, of the Corporation was duly adopted in accordance with the provisions of Section 242 of the DGCL and the provisions of the Restated Certificate of Incorporation, as amended, of the Corporation by the holders of the requisite number of shares of common stock of the Corporation entitled to vote thereon at a meeting of the stockholders of the Corporation called and held upon notice in accordance with the DGCL.

In Witness Whereof, the Corporation has caused this Certificate to be executed by its duly authorized officer on this 14th day of May, 2014.

DEAN FOODS COMPANY

By:	/s/ Rachel A. Gonzalez
Name:	Rachel A. Gonzalez
Title:	Executive Vice President, General Counsel and Corporate Secretary